Exhibit 10.03

September 29, 2010

William K. Campbell

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, CA 94608

Re:	Compensation Changes

Dear Bill:

This letter confirms the changes in your compensation arrangements recently approved by LeapFrog’s Board of Directors and discussed with you.

RSU Award. A Restricted Stock Unit award of 100,000 shares has been approved and will become effective on October 15, 2010, the next regular grant date under our stock award granting policy. Of the shares covered by this RSU award, fifty percent (50%) will vest on January 1, 2012 and the balance will vest in equal amounts on the 1st day of each of the ensuing 12 months, in each case assuming you remain employed by LeapFrog on the applicable vesting dates.

Severance Plan. You previously have been designated by LeapFrog Enterprises, Inc. (the “Company”) as an “Eligible Employee” under the LeapFrog Enterprises, Inc. Executive Management Severance and Change in Control Benefit Plan (the “Plan”). Section 7(b) of the Plan permits the Company to amend the Plan at any time up until the period (the “Change in Control Period”) beginning three months before and ending twelve months after a “Change in Control.” During a Change in Control Period, the Company may not amend the Plan in any way that adversely affects any Eligible Employee’s benefits under the Plan without the express written consent of the Eligible Employee.

As permitted by Section 7(b) of the Plan, the Company hereby amends the Plan, as it applies to you, by amending the definition of “Good Reason Resignation” in Section 2(j) to read in its entirety as follows (underlined text indicates changes), effective as of the date of this letter:

(j) “Good Reason Resignation” means a voluntary termination of employment by an Eligible Employee within sixty (60) days after the occurrence of one of the following events without the Eligible Employee’s consent:

(i) a material diminution in the Eligible Employee’s authority, duties, or responsibilities as compared to the authority, duties and responsibilities that would be held by the senior-most person in charge of global sales at the Company;

(ii) a reduction in the Eligible Employee’s Base Salary in an amount greater than ten percent (10%) of the Eligible Employee’s Base Salary prior to such reduction, unless the Base Salary of other similarly-situated employees of LeapFrog is reduced by at least the same percentage;

(iii) a change in the geographic location of the Eligible Employee’s workplace by more than fifty (50) miles from its previous location; or

(iv) a material breach by the Company of the agreement under which the

Eligible Employee is employed.

Prior to any Good Reason Resignation, the Eligible Employee must provide written notice to the Company of the existence of the Good Reason event within thirty (30) days following the initial existence of the event, and the Company shall have a period of thirty (30) days following such notice to cure the event. If the event is cured within such time period, the Eligible Employee shall not be entitled to terminate his or her employment pursuant to a Good Reason Resignation.

Should you have any questions about the foregoing amendment, please let me know. Please confirm your agreement by signing and returning a copy of this letter.

Sincerely,

/s/ William B. Chiasson
William B. Chiasson
Chief Executive Officer

Agreed:

/s/ William K. Campbell
William K. Campbell

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